EXHIBIT 12 (b)

                                              METRIS COMPANIES INC.
                        COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                                             (DOLLARS IN THOUSANDS)




                                                                           Year Ended December 31,
                                                                           -----------------------
                                                           1999          1998       1997        1996       1995
                                                           ----          ----       ----        ----       ----

Earnings before income taxes and extraordinary loss: (1)    $191,316     $93,248    $61,883    $32,546     $7,449

Preferred dividend requirement                               $24,586      $1,100
Ratio of earnings before tax expense to net income              1.66        1.63
                                                            --------     -------    -------    -------     ------


Preferred dividends (2)                                      $40,773      $1,789

Fixed Charges: (1)
    Interest on indebtedness, and
      amortization of debt expense                            55,841      30,513     11,951      4,106      1,217
    Interest factor of rental expense                          3,706       2,134      1,313        378         50

                                                            --------     -------    -------    -------     ------
                                                              59,547      32,647     13,264      4,484      1,267

    Total fixed charges and preferred dividends              100,320      34,436     13,264      4,484      1,267


                                                            --------     -------    -------    -------     ------
Total available earnings                                    $250,863    $125,895    $75,147    $37,030     $8,716
                                                            ========    ========    =======    =======     ======



Ratio of earnings to fixed charges and preferred dividends      2.50        3.66       5.67       8.26       6.88

(1) As defined in Item 503(d) of Regulation S-K.

(2) The preferred dividends were increased to amounts representing the pretax earnings that would be required to cover such dividend requirements.